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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             ArthroCare Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   043136100
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









SEC 1745 (2-95)

                               Page 1 of 5 Pages

CUSIP No.  043136100            SCHEDULE 13G            PAGE   2   OF  5  PAGES
          ---------------                                    -----   -----

1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Hira V. Thapliyal, Ph.D., ###-##-####
        ------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)     [   ]
                                                                   (b)     [   ]
        ------------------------------------------------------------------------

3       SEC USE ONLY

        ------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
        ------------------------------------------------------------------------
                        5       SOLE VOTING POWER
 NUMBER OF                      422,750 Shares
  SHARES                --------------------------------------------------------
BENEFICIALLY            6       SHARED VOTING POWER
 OWNED BY                       0
   EACH                 --------------------------------------------------------
 REPORTING              7       SOLE DISPOSITIVE POWER
PERSON WITH                     422,750 Shares
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER
                                0
                        --------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        622,750 Shares(1)
        ------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                            [   ]
        ------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.1%
        ------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON*

        IN
        ------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

(1) Includes 200,000 shares held in trust for Dr. Thapliyal's minor children, over which Dr. Thapliyal does not hold voting or dispositive power.

CUSIP No. 043136100                                           Page 3 of 5 Pages

ITEM 1.
        (a)     Name of Issuer:         ArthroCare Corporation

        (b)     Address of Issuer's
                Principal Executive
                Offices:                595 North Pastoria Avenue
                                        Sunnyvale, CA  94086

ITEM 2.
        (a)     Name of Person Filing:  Hira V. Thapliyal, Ph.D.

        (b)     Address of Principal
                Business Office or,
                if none, Residence:     595 North Pastoria Avenue
                                        Sunnyvale, CA  94086

        (c)     Citizenship:            United States

        (d)     Title of Class of
                Securities:             Common Stock

        (e)     CUSIP Number:           043136100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act

        (b) [ ] Bank as defined in Section 3(a)(6) of the Act

        (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

        (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Sections 240.13d-1(b)(1)(ii)(F)

        (g) [ ] Parent Holding Company, in accordance with Sections 240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h) [ ] Group, in accordance with Sections 240.13d-1(b)(l)(ii)(H)

CUSIP No. 043136100                                            Page 4 of 5 Pages

ITEM 4. OWNERSHIP.

        (a)     Amount Beneficially Owned:                     622,750 shares(1)

        (b)     Percent of Class:                              7.1%

        (c)     Number of shares as to which such person has:

                          (i)   sole power to vote or to
                                direct the vote:               422,750
                          (ii)  shared power to vote or to
                                direct the vote:               0
                        (iii)   sole power to dispose or
                                direct the disposition of:     422,750
                         (iv)   shared power to dispose or
                                direct the disposition of:     0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
        [   ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Inapplicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Inapplicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Inapplicable.



-------------------------------------------

(1) Includes 200,000 shares held in trust for Dr. Thapliyal's minor children, over which Dr. Thapliyal does not have voting or dispositive power.

CUSIP No. 043136100                                           Page 5 of 5 Pages

ITEM 10.
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    February 12, 1997
                                                --------------------------------
                                                        Date


                                                 /s/ HIRA V. THAPLIYAL, Ph.D.
                                                --------------------------------
                                                        Signature


                                                     Hira V. Thapliyal, Ph.D.
                                                --------------------------------
                                                        Name/Title